Exhibit 4.6

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This Amendment (this “Amendment”) to the Registration Rights Agreement, dated as of February 15, 2023 (the “Registration Rights Agreement”), by and between Starco Brands, Inc., a Nevada corporation (the “Acquiror”), and Hamilton Start, LLC, in its capacity as the Stockholder Representative (“Hamilton”), on behalf of the Investors and any Transferee thereof that becomes party to the Registration Rights Agreement, is made and entered into as of May 14, 2024. This Amendment shall form a part of the Registration Rights Agreement for all purposes, and each party thereto shall be bound hereby. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Registration Rights Agreement.

RECITALS

WHEREAS, on February 29, 2024, the Requisite Company Major Stockholders (as defined in the Merger Agreement) (i) removed the Stockholder Representative as the representative of the former stockholders of Soylent in connection with the Merger Agreement and (ii) appointed YL Management LLC as the “Successor Stockholder Representative”, and such appointment became effective on March 11, 2024, in accordance with Section 10.01(c) of the Merger Agreement;

WHEREAS, pursuant to such removal and appointment, the Successor Stockholder Representative shall assume, in all respects, the roles, duties, powers and obligations of Hamilton as of March 11, 2024, including, without limitation, entering into amendments to the Registration Rights Agreement;

WHEREAS, each Investor is party to that certain Voting Agreement, dated as of February 15, 2023 (the “Voting Agreement”), by and among Acquiror, Ross Sklar (“Sklar”) and the stockholders of the Company listed on Schedule A thereto, and on or about the date hereof, stockholders holding a majority of the shares then held by all stockholders under the Voting Agreement entered into an amendment of the Voting Agreement (the “Voting Agreement Amendment”);

WHEREAS, pursuant to Section 4.03 of the Registration Rights Agreement, the Registration Rights Agreement may be amended by Acquiror and the Successor Stockholder Representative; and

WHEREAS, in connection with the Voting Agreement Amendment the Acquiror and Successor Stockholder Representative have determined that it is in the best interests of the Acquiror and the Investors to amend the Registration Rights Agreement, and desire to amend the Registration Rights Agreement on the terms and conditions as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1. Incorporation of Recitals. The foregoing recitals are true and correct and are incorporated herein by reference.

2. Amendment of Section 1.01 of the Registration Rights Agreement. Section 1.01 of the Registration Rights Agreement is amended as follows:

(a) The definition of “Filing Date” shall be deleted in its entirety and replaced with the following:

““Filing Date” means May 15, 2025.”

(b) The definition of “Share Adjustment” shall be deleted and all prior references to Share Adjustment shall refer to “Second Share Adjustment”.

(c) The definition of “Second Share Adjustment” shall be inserted immediately following the definition of “Selling Expenses”, and shall read as follows:

““Second Share Adjustment” has the meaning set forth in that certain Stockholder Agreement, by and among Acquiror, Successor Stockholder Representative, and certain holders of Acquiror Common Stock which are signatories to such agreement, dated on or around the date of the Amendment.”

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

4. Counterparts. This Amendment may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law to this Amendment by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Amendment.

5. Remainder of the Registration Rights Agreement Unaffected. Except as expressly amended, modified or revised by this Amendment, all terms and provisions of the Registration Rights Agreement shall be unchanged and remain in full force and effect. On and after the date hereof, each reference to the Registration Rights Agreement shall mean and be a reference to the Registration Rights Agreement as amended hereby, and this Amendment and the Registration Rights Agreement shall be read together and construed as a single instrument. In the event of any conflict between the terms and conditions of the Registration Rights Agreement and the terms and conditions of this Amendment, this Amendment shall be controlling with respect to the language set forth in Sections 1 and 2 of this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

COMPANY:

STARCO BRANDS, INC.

By:	/s/ Ross Sklar
Name:	Ross Sklar
Title:	Chief Executive Officer

SUCCESSOR STOCKHOLDER REPRESENTATIVE:

YL MANAGEMENT LLC

By:	/s/ Bharat Vasan
Name:	Bharat Vasan
Title:	Manager

[Signature Page to Amendment to Registration Rights Agreement]